This Pricing Supplement is being re-filed solely for the
purpose of including Additional/Other Terms regarding the
payment of Additional Amounts to be Paid for Withholding Tax.

Pricing Supplement Dated November 29, 2005	Filed pursuant to Rule 424(b)(2)
(To Prospectus dated March 5, 2004, and	Registration Statement Nos.	333-110499 and
Prospectus Supplement dated March 5, 2004)		333-110499-01

CUSIP: 74254PKB7

Principal Life Insurance Company
Secured Medium-Term Notes
Issued Through
Principal Life Income Fundings Trust 15 (the “Trust”)

The description of this pricing supplement of the particular terms of the Secured Medium-Term Notes offered hereby, and the Funding Agreement (specified below) issued by Principal Life Insurance Company (“Principal Life”) to the Trust, the payment obligations of which are fully and unconditionally guaranteed by the Guarantee (specified below) issued by Principal Financial Group, Inc. to the Trust, supplements the description of the general terms and provisions of the notes, the funding agreements and the guarantees set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

1. The Notes

Principal Amount:	$59,478,000	Purchasing Agent(s) Discount:	0.20%

Issue Price:	100%	Original Issue Date:	December 2, 2005

Net Proceeds to the Trust:	$59,359,000	Stated Maturity Date:	December 5, 2011

Specified Currency:	U.S. Dollars

Interest Payment Dates:	The fifth day of March, June, September and December of each year

Initial Interest Payment Date:	March 5, 2006

Regular Record Date:	15 calendar days prior to the Interest Payment Date

Type of Interest Rate:	☐ Fixed Rate		☑ Floating Rate

Fixed Rate Notes:	☐ Yes		☑ No.	If, Yes,

Interest Rate:

Floating Rate Notes:	☑ Yes		☐ No.	If, Yes,

Regular Floating Rate Notes:	☑ Yes		☐ No.	If, Yes,
Interest Rate:	3-Month LIBOR + .15%
Interest Rate Basis(es):		See below.

Floating Rate/Fixed Rate Note:	☐ Yes		☑ No.	If, Yes,
Floating Interest Rate:
Interest Rate Basis(es):
Fixed Interest Rate:
Fixed Rate Commencement Date:

Inverse Floating Rate Note:	☐ Yes	☑ No.	If, Yes,
Fixed Interest Rate:
Floating Interest Rate:
Interest Rate Basis(es):

Initial Interest Rate, if any:	3-Month Libor + .15% determined on the second London Banking Day preceding the Original Issue Date

Initial Interest Reset Date:	March 5, 2006

Interest Rate Basis(es). Check all that apply:
	☐ CD Rate	☐ Commercial Paper Rate
	☐ CMT Rate	☐ Eleventh District Cost of Funds Rate
	☑ LIBOR	☐ Federal Funds Rate
	☐ EURIBOR	☐ Treasury Rate
	☐ Prime Rate	☐ Other (See Attached)

If LIBOR:	☐ LIBOR Reuters Page	☑ LIBOR Moneyline Telerate Page 3750
LIBOR Currency: U.S. Dollars

If CMT Rate:
Designated CMT Telerate Page:
If 7052:	☐ Weekly Average	☐ Monthly Average
Designated CMT Maturity Index:

Index Maturity:	3-Month

Spread:	+ 0.15%

Spread Multiplier:	Not Applicable

Interest Reset Date(s):	Each Interest Payment Date

Interest Rate Determination Date(s):	The second London Banking Day preceding the related Interest Reset Date

Maximum Interest Rate, if any:	Not applicable

Minimum Interest Rate, if any:	Not applicable

Calculation Agent:	Citibank, N.A.

Exchange Rate Agent:	Not applicable

Computation of Interest:
(not applicable unless different than as specified in the prospectus and prospectus supplement):
Day Count Convention:
(not applicable unless different than as specified in the prospectus and prospectus supplement):

Amortizing Note:	☐ Yes	☑ No.	If, Yes,
Amortizing Schedule:
Additional/Other Terms:

Discount Note:	☐ Yes	☑ No.	If, Yes,
Total Amount of Discount:
Initial Accrual Period of Discount:
Additional/Other Terms:

Redemption Provisions:	☐ Yes	☑ No.	If, Yes,
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction (if any):
Redemption:	☐ In whole only and not in part
☐ May be in whole or in part
Additional Other Terms:

Repayment:	☐ Yes	☑ No.	If, Yes,
Repayment Date(s):
Repayment Price:
Repayment:	☐ In whole only and not in part
☐ May be in whole or in part
Additional/Other Terms:

Sinking Fund (not applicable unless specified):

Additional Amounts to be Paid for Withholding Tax:		See below under “Additional/Other Terms — Additional Amounts to be Paid for Withholding Tax”

Securities Exchange Listing:	☐ Yes	☑ No.	If, Yes, Name of Exchange:

Authorized Denominations:	$100,000 and integral multiplies of $1,000 thereafter

Ratings:

     The Notes issued under the Program are rated AA by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”).
     Principal Life expects the Notes to be rated Aa2 by Moody’s Investors Service, Inc. (“Moody’s”).

Purchasing Agents Purchasing Notes as Principal:	☑ Yes	☐ No.	If, Yes:

Purchasing Agent(s)	Principal Amount
Lehman Brothers Inc.	$59,478,000

Total:	$59,478,000

Purchasing Agents Purchasing Notes as Principal:	☐ Yes	☑ No.	If, Yes:

Purchasing Agent(s)	Principal Amount

Total:

State of Organization of the Trust:	New York

Additional/Other Terms:	See Below.

Additional Amounts to be Paid for Withholding Tax.

The Trust shall pay to a holder of a Note who is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986 (the “Code”) additional amounts to compensate for any withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or other governmental charges of whatever nature imposed or levied on payments in respect of such Note, by or on behalf of any governmental authority in the United States having the power to tax, so that the net amount received by the holder under that Note, after giving effect to such withholding or deduction, will equal the amount that would have been received under such Note were no such deduction or withholding required; provided that the Trust shall not be required to make any payment of any additional amount for or on account of: (i) any tax, duty, levy, assessment or other governmental charge imposed which would have not been imposed but for (A) the existence of any present or former connection between the holder or beneficial owner (as determined for United States federal income tax purposes) of the Note or the Funding Agreement (any such holder or beneficial owner, the “Owner”) and such governmental authority, including without limitation, being or having been a citizen or resident thereof, or being or having been present therein, incorporated therein, engaged in a trade or business therein or having (or having had) a permanent establishment or principal office therein, (B) such Owner being or having been a controlled foreign corporation within the meaning of Section 957(a) of the Code, related within the meaning of Section 864(d)(4) of the Code to Principal Life or a private foundation or other tax-exempt organization, (C) such Owner being or having been an actual or constructive owner of ten percent (10%) or more of the total combined voting power of all the outstanding stock of Principal Life, (D) such Owner being a bank for United States federal income tax purposes whose receipt of interest on the Note or Funding Agreement is described in Section 881(c)(3)(A) of the Code or (E) such Owner being subject to backup withholding as of the date of becoming an Owner; (ii) any tax, duty, levy, assessment or other governmental charge which would not have been imposed but for the presentation of the Note or other evidence of beneficial ownership thereof (where presentation is required) for payment on a date more than thirty (30) days after the date on which such payment becomes due and payable or the date on which payment is duly provided for whichever occurs later; except to the extent that the Owner would have been entitled to additional amounts had the Note been presented on the last day of such thirty (30) day period; (iii) any tax, duty, levy, assessment or other governmental charge which is imposed or withheld by reason of the failure of an Owner to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of an Owner (including, without limitation, failure to provide IRS Forms W-8BEN or W-8ECI), if compliance is required by statute, by regulation of the United States Treasury Department, judicial or administrative interpretation, other law or by an applicable income tax treaty to which the United States is a party as a condition to exemption from such tax, duty, levy, assessment or other governmental charge; (iv) any inheritance, gift, estate, personal property, sales, transfer or similar tax, duty, levy, assessment or similar governmental charge; (v) any tax, duty, levy, assessment or other governmental charge that is payable otherwise than by withholding from payments in respect of the Note; (vi) any tax, duty, levy, assessment or other governmental charge that would not have been imposed or withheld but for the treatment of payments in respect of the Note or the Funding Agreement as contingent interest described in Section 871(h)(4) of the Code; (vii) any tax, duty, levy, assessment or other governmental charge that would not have been imposed or withheld but for an election by the Owner the effect of which is to make payment in respect of the Note subject to United States federal income tax; (viii) any tax, duty, levy, assessment or other governmental charge resulting from a European Union Directive; or (ix) any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii).

Principal Life shall pay to the Trust additional amounts to reimburse the Trust for additional amounts paid by the Trust to the holder of a Note in accordance with the terms specified in this Pricing Supplement and the Note. If Principal Life is required, or based on an opinion of independent legal counsel selected by Principal Life a material probability exists that Principal Life will be required, to pay additional amounts in respect of such withholding or deduction, pursuant to (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any governmental authority in the United States, which amendment or change is enacted, promulgated, issued or announced on or after the effective date of the Funding Agreement, Principal Life will have the right to redeem the Funding Agreement by giving not less than 30 and no more than 60 days prior written notice to the Trust and by paying the Trust the outstanding principal of, and accrued but unpaid interest on, the Funding Agreement. If Principal Life redeems the Funding Agreement issued to the Trust, the Trust will redeem all of the Notes at the outstanding principal balance of, and accrued but unpaid interest on, the Notes, plus additional amounts, if any.

Special Tax Considerations:	Interest payable on the Notes will be treated as “qualified stated interest” for United States federal income tax purposes, as it meets the specified criteria referenced in the prospectus supplement under the heading “Material United States Federal Income Tax Considerations-U.S. Holders-Interest and Original Issue Discount”.

2. The Funding Agreement

Funding Agreement Issuer:	Principal Life Insurance Company

Funding Agreement No.:	5-17979

Deposit:	$59,478,015

Net Deposit:	$59,359,000

Effective Date:	December 2, 2005

Stated Maturity Date:	December 5, 2011

Specified Currency:	U.S. Dollars

Interest Payment Dates:	The fifth day of March, June, September and December of each year

Initial Interest Payment Date:	March 5, 2006

Type of Interest Rate:	☐ Fixed Rate	☑ Floating Rate

Fixed Rate Funding Agreement:	☐ Yes	☑ No.	If, Yes,

Interest Rate:

Floating Rate Funding Agreement:	☑ Yes	☐ No.	If, Yes,

Regular Floating Rate Funding Agreement:	☑ Yes	☐ No.	If, Yes,
Interest Rate:	3-Month LIBOR + .15%
Interest Rate Basis(es):	See below

Floating Rate/Fixed Rate Funding Agreement:	☐ Yes	☑ No.	If, Yes,
Floating Interest Rate:
Interest Rate Basis(es):
Fixed Interest Rate:
Fixed Rate Commencement Date:

Inverse Floating Rate Funding Agreement:	☐ Yes	☑ No.	If, Yes,
Fixed Interest Rate:
Floating Interest Rate:
Interest Rate Basis(es):

Initial Interest Rate, if any:	3-Month Libor + .15% determined on the second London Banking Day preceding the Original Date

Initial Interest Reset Date:	March 5, 2006

Interest Rate Basis(es). Check all that apply:
	☐ CD Rate		☐ Commercial Paper Rate
	☐ CMT Rate		☐ Eleventh District Cost of Funds Rate
	☑ LIBOR		☐ Federal Funds Rate
	☐ EURIBOR		☐ Treasury Rate
	☐ Prime Rate		☐ Other (See Attached)

If LIBOR:	☐ LIBOR Reuters Page		☑ LIBOR Moneyline Telerate Page 3750
	LIBOR Currency:	U.S. Dollars

If CMT Rate:
Designated CMT Telerate Page:
If 7052:	☐ Weekly Average		☐ Monthly Average
Designated CMT Maturity Index:

Index Maturity:	3-Month

Spread:	+0.15%

Spread Multiplier:	Not Applicable

Interest Reset Date(s):	Each Interest Payment Date

Interest Rate Determination Date(s):	The second London Banking Day preceding the related Interest Reset Date

Maximum Interest Rate, if any:	Not applicable

Minimum Interest Rate, if any:	Not applicable

Computation of Interest:	N/A
(not applicable unless different than as specified in the prospectus and prospectus supplement):
Day Count Convention:	N/A
(not applicable unless different than as specified in the prospectus and prospectus supplement):

Amortizing Funding Agreement:	☐ Yes	☑ No.	If, Yes,
Amortizing Schedule:
Additional/Other Terms:

Discount Funding Agreement:	☐ Yes	☑ No.	If, Yes,
Total Amount of Discount:
Initial Accrual Period of Discount:
Additional/Other Terms:

Redemption Provisions:	☐ Yes	☑ No.	If, Yes,
Initial Redemption Date:
Initial Redemption Percentage:
Annual Redemption Percentage Reduction (if any):
Redemption:	☐ In whole only and not in part
☐ May be in whole or in part
Additional Other Terms:

Repayment:	☐ Yes	☑ No.	If, Yes,
Repayment Date(s):
Repayment Price:
Repayment:	☐ In whole only and not in part
☐ May be in whole or in part
Additional/Other Terms:

Sinking Fund (not applicable unless specified):

Additional Amounts to be Paid For Withholding Tax:	See below under “Additional/Other Terms — Additional Amounts to be Paid for Withholding Tax”

Ratings:

The Funding Agreement issued under the Program is rated AA by S&P.
Principal Life expects the Funding Agreement to be rated Aa2 by Moody’s.

Additional/Other Terms:	See below.

Additional Amounts to be Paid for Withholding Tax.

Under the Funding Agreement, Principal Life shall pay to the Trust additional amounts to reimburse the Trust for additional amounts paid by the Trust to the holder of a Note in accordance with the terms specified in this Pricing Supplement and the Note. If Principal Life is required, or based on an opinion of independent legal counsel selected by Principal Life a material probability exists that Principal Life will be required, to pay additional amounts in respect of such withholding or deduction, pursuant to (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any governmental authority in the United States, which amendment or change is enacted, promulgated, issued or announced on or after the effective date of the Funding Agreement, Principal Life will have the right to redeem the Funding Agreement by giving not less than 30 and no more than 60 days prior written notice to the Trust and by paying the Trust the outstanding principal of, and accrued but unpaid interest on, the Funding Agreement, plus additional amounts, if any. If Principal Life redeems the Funding Agreement issued to the Trust, the Trust will redeem all of the Notes at the outstanding principal balance of, and accrued but unpaid interest, on the Notes, plus additional amounts, if any.

Special Tax Considerations:	Not applicable.

3. The Guarantee

Guarantee Issuer:	Principal Financial Group, Inc.

Effective Date:	December 2, 2005

Additional/Other Terms:	Not applicable